CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2017, relating to the financial statements and financial highlights of Rational/ReSolve Adaptive Asset Allocation Fund (formerly, Rational Dynamic Momentum Fund), a series of Mutual Fund and Variable Insurance Trust, for the period ended December 31, 2016, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

February 27, 2018